Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-3 No. 333-204623 of Washington Real Estate Investment Trust,
(2)	Form S-3 No. 333-204624 of Washington Real Estate Investment Trust,
(3)	Form S-4 No. 333-48293 of Washington Real Estate Investment Trust, and
(4)	Form S-8 No. 333-145327 pertaining to the 2007 Omnibus Long-Term Incentive Plan of Washington Real Estate Investment Trust;

of our report dated July 26, 2016, with respect to the Summary of Revenue and Certain Expenses of Riverside Apartments for the year ended December 31, 2015, included in this Current Report on Form 8-K/A of Washington Real Estate Investment Trust.

/s/ Ernst & Young LLP
Denver, Colorado
July 26, 2016